PROSPECTUS SUPPLEMENT NO. 1 PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated July 25, 2006) Filed Pursuant to Rule 424(b)(3)
Registration No. 333-136034

IVI COMMUNICATIONS, INC.
22,250,000 Shares of Common Stock

This prospectus supplement supplements the prospectus dated July 25, 2006, relating to the offer and sale by the selling stockholders identified in the prospectus of up to 22,250,000 shares of common stock of IVI Communications, Inc. (“IVI” or the “Company”).

On January 18, 2007 the Company and Cornell Capital Partners, LP (“Cornell Capital”) amended the terms of two warrant agreements (the “Warrants”) relating to the issuance of 2,000,000 and 1,500,000 shares of the Company’s common stock. The Warrants contained exercise prices of $.30 and $.40, respectively. To induce Cornell Capital to make an additional investment in the Company via the cash exercise of the Warrants, the Company agreed to reduce the exercise price of each Warrant to $0.0085 per share.

This prospectus supplement should be read in conjunction with the prospectus dated July 25, 2006 which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated July 25, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is February 14, 2007